EXHIBIT 11
                UNC INCORPORATED AND SUBSIDIARIES
                        Earnings Per Share
             (In thousands except per share amounts)

                                              Three Months Ended    Nine Months Ended
                                                 September 30,        September 30,
                                                  1996      1995     1996      1995
                                               --------  --------  --------  --------
Net earnings                                   $   2,331 $     839 $   4,256 $   1,847
Preferred stock dividends                            531                 718
                                               --------- --------- --------- ---------
Net earnings applicable to common stock -
 primary earnings applicable to common stock       1,800       839     3,538     1,847
  Adjustments - fully diluted
   earnings per share:
  Elimination of preferred stock dividends
   upon assumed conversion                           531                 718
  Decrease in interest expense related to con-
   vertible debt, net of income tax effect(1)(3)     851       841     2,552     2,523
                                               --------- --------- --------- ---------
Adjusted net earnings - fully diluted
 earnings applicable to common stock           $   3,182 $   1,680 $   6,808 $   4,370
                                               ========= ========= ========= =========
Calculation of primary net earnings per common share:
  Average common shares outstanding
   during the period (2)                          18,247    17,679    17,988    17,657
  Increase for common stock equivalents:
   Stock options under treasure stock method         381       251       355       227
                                               --------- --------- --------- ---------
  Adjusted average shares outstanding
   for the period - primary                       18,628    17,930    18,343    17,884
                                               ========= ========= ========= =========
Primary earnings per common share              $     .10 $     .05 $     .19* $    .10
                                               ========= ========= ========= =========
Calculation of fully diluted earnings per common share:
  Average common shares outstanding               18,247    17,679    17,988    17,657
   during the period (2)
  Increase for common stock equivalents:
   Assumed conversion of preferred stock           3,571               1,609
   Stock options under treasure stock method         419       263       419       263
  Dilutive shares issuable upon
   conversion of convertible debt (1)              4,208     4,480     4,208     4,480
                                               --------- --------- --------- ---------
  Adjusted Average shares outstanding
   for the period - fully diluted                 26,445    22,422    24,224    22,400
                                               =========  ======== ========= =========
Fully diluted earnings per common share         $    .12  $    .07 $     .28 $     .20
                                               ========= ========= ========= =========

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(1)  The convertible subordinate debentures and preferred stock were anti-
     dilutive for all years presented.

(2) Exclusive of 486,500 and 603,400 average treasury shares for the three and nine month periods ended September 30, 1996, respectively, and 700,000 shares for all periods presented for 1995.

(3) The convertible subordinated debentures and the preferred stock are not common stock equivalents in the calculation of primary net earnings per share.

* Differs from face of income statement due to rounding dilution; based upon actual calculation being less than 3%.
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